CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ZOOM VIDEO COMMUNICATIONS, INC.
Zoom Video Communications, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:
First: That the name of this corporation is Zoom Video Communications, Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on April 21, 2011 under the name Saasbee, Inc.
Second: The Board of Directors of the Corporation, acting in accordance with Sections 141 and 242 of the General Corporation Law, adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) as follows:
1. Article I of the Certificate is hereby amended and restated in its entirety to read as follows:
“The name of the Corporation is Zoom Communications, Inc.”
Third: All other provisions of the Certificate, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.
Fourth: This Certificate of Amendment shall become effective on November 25, 2024 at 4:00 PM Eastern Time.
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In Witness Whereof, the undersigned authorized officer of the Corporation has caused this Certificate of Amendment to be signed as of November 25, 2024.

By:    /s/ Eric S. Yuan
Eric S. Yuan
President and Chief Executive Officer